Exhibit 10.11

November 19, 2012

Julie Hambleton, M.D.

[Home Address]

Dear Julie,

We are very pleased to extend to you an offer of employment with Five Prime Therapeutics, Inc. as a member of our Executive Committee with the title of Senior Vice President and Chief Medical Officer, reporting directly to me.

We would like for your full-time employment with FivePrime to begin at your earliest convenience, but no later than Monday, December 17, 2012.

We would pay you a base salary at a gross semi-monthly rate of $14,583.33, which is equivalent to $350,000 per year, less applicable taxes and withholding. Once you begin full-time employment, you would be eligible to participate in FivePrime’s benefit plans and programs available to all regular, full-time employees. These benefits currently include medical, vision, dental, disability, 401(k) investment plan, Section 125 (flex spending), Section 132 (mass transit) and paid time-off programs.

Effective January 1, 2013, you would be eligible to participate in FivePrime’s bonus program and your annual target bonus amount would be 35% of your annual base salary. We would determine your actual annual performance bonus based on an assessment of your meeting individual goals (50% weighting) as well as FivePrime’s attainment of corporate goals (50% weighting), as determined by FivePrime’s Board of Directors.

Subject to approval by FivePrime’s Board of Directors, we would grant you an option to purchase 1,400,000 shares of common stock of FivePrime. The exercise price per share would be the fair market value of common stock on the date of grant, as determined by the Board of Directors. We would issue your stock option award under our 2010 Equity Incentive Plan. Your stock option award would be subject to a Notice of Grant of Stock Option and Stock Option Agreement, and the Executive Severance and Benefits Agreement. Subject to your continued employment with FivePrime and the other terms and conditions of your stock option grant, your stock option award would vest over four years, with 25% of the shares vesting on the first anniversary of your start date and the balance vesting in equal monthly installments over the subsequent 36 months.

Julie, we want you to be able to accept this offer and join us at FivePrime before the end of 2012. To encourage you to walk away from any bonus compensation tied to your current position, we are additionally offering a $60,000 sign-on bonus payable with the first payroll following your employment start date. You agree that if you voluntarily resign your employment with FivePrime or if FivePrime terminates your employment for cause, you would promptly repay to FivePrime (i) 100% of the sign-on bonus, if such employment termination occurred prior to the one-year anniversary of the start of your employment; or (ii) 50% of the sign-on bonus, if such employment termination occurred prior to the two-year anniversary of the start of your employment.

In addition, as an officer of FivePrime, we would enter into an Executive Severance Benefits Agreement with you, which would provide certain severance and change in control benefits to you. A copy of the

Five Prime Therapeutics, Inc. · Two Corporate Drive · South San Francisco, CA 94080 · Phone (415) 365-5600 · Fax (415) 365-5601

www.fiveprime.com

Executive Severance Benefits Agreement is attached for your review. The actual agreement would be executed on your employment start date.

As a condition of our offer of employment, we require you to sign and comply with our Confidential Information and Innovation Assignment Agreement, which among other things prohibits unauthorized use or disclosure of FivePrime’s proprietary information. During your tenure with FivePrime, we would expect you to also abide by FivePrime’s policies and procedures. Federal law requires us to verify your identity and eligibility for employment in the United States. Accordingly, our offer of employment is also conditioned upon this verification.

Your employment with FivePrime would not be for a set term and you would be an at-will employee. You would be free to terminate your employment with FivePrime at any time and for any reason whatsoever simply by notifying us. Likewise, we would be free to terminate your employment at any time for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing and signed by FivePrime’s Chief Executive Officer.

This letter, along with the Confidential Information and Innovation Assignment Agreement, supersedes any prior representations or agreements, whether written or oral, with respect to our offer of employment to you. This letter may not be modified or amended except by a written agreement, signed by FivePrime and you.

To accept this offer of employment, please sign, date and return this letter and the Confidential Information and Innovation Assignment Agreement by the end of the business day on Monday, November 26, 2012. Please either fax the document to (415) 520-9842, attention Lauretta Cesario, or email a scanned copy to eFax-HR@fiveprime.com.

Again, Julie, I am very pleased to make this offer to you. I believe you bring essential skills and experience to FivePrime at this pivotal transition stage of our development and that your contributions will be strategic in continuing our progress. We all look forward to having you join our team as we continue to move toward our goal to bring important therapeutics to patients.

Very truly yours,

/s/ Lewis T. Williams
Lewis T. “Rusty” Williams, M.D., Ph.D.
Founder, President and Chief Executive Officer

Accepted:

/s/ Julie Hambleton 11/19/12
Julie Hambleton, M.D. Date

12/17/12
Anticipated Start Date